UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OXiGENE, Inc.

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701 GATEWAY BOULEVARD, SUITE 210

SOUTH SAN FRANCISCO, CALIFORNIA 94080

June 27, 2013

Dear OXiGENE Stockholder,

OXiGENE, Inc. is filing this Proxy Statement Supplement (the “Supplement”) in connection with the annual meeting of stockholders to be held on July 16, 2013 (the “Annual Meeting”). This Supplement, which should be read together with the Proxy Statement dated as of June 13, 2013 (the “Proxy Statement”), is being filed for two purposes:

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to provide supplemental disclosures related to Proposal 2, which is a proposal to approve an amendment to the OXiGENE, Inc. 2005 Stock Plan (the “Plan”) to increase the number of shares of our common stock reserved for issuance under the Plan from 333,333 shares to 833,333 shares, and to increase the limit on the number of stock-based awards issuable to a participant in the Plan in any fiscal year from 16,666 to 200,000, and

•	to provide supplemental disclosures related to Proposal 5, which is an advisory vote to approve the compensation of our named executive officers, as disclosed in the Proxy Statement.

If you have already voted your shares with respect to the Annual Meeting, you do not need to resubmit your vote or to complete a new proxy card. You should continue to use the proxy card previously sent to you with the Proxy Statement. Any stockholder who desires to revoke or change a previously executed proxy, based on the information set forth in this Supplement or otherwise, may do so in the manner described in the Proxy Statement.

With regard to Proposals 2 and 5, to the extent that the information in this Supplement differs from, updates or conflicts with the information contained in the Proxy Statement, the information in this Supplement shall amend and supersede the information in the Proxy Statement. Except as so amended or superseded, all information set forth in the Proxy Statement, including with respect to Proposals 1, 3, 4 and 6, remains unchanged. We urge you to read this Supplement carefully and in its entirety together with the Proxy Statement.

A copy of this Supplement is also available on our website at www.oxigene.com. We thank you for your continued interest in and support for OXiGENE.

Peter Langecker, M.D., Ph.D.

Chief Executive Officer

SUPPLEMENT TO PROPOSAL 2

Proposal 2 in the Proxy Statement requests stockholder approval for an amendment to the OXiGENE, Inc. 2005 Stock Plan to increase the number of shares of our common stock reserved for issuance under the Plan from 333,333 shares to 833,333 shares, and to increase the limit on the number of stock-based awards issuable to a participant in the Plan in any fiscal year from 16,666 to 200,000. We are providing additional information about this proposal as set forth below.

Proposed Increase in Total Shares Reserved under the Plan

Based on historical usage, we expect that the proposed 500,000 share increase in the number of shares available for issuance under the Plan will be sufficient for the remaining term of the Plan, which expires in April 2015, assuming we continue to grant awards consistent with our historical usage and current practices, as reflected in our historical burn rate discussed below. The share reserve under the amended Plan could last for a longer or shorter period of time, depending on our future equity grant practices, which we cannot predict with any degree of certainty at this time. Additionally, the number of awards that we make under the Plan may vary depending on our stock price, in part due to our Board compensation policy, under which non-employee directors receive compensation for their service as directors in the form of either cash, shares of common stock or options to purchase common stock with an aggregate annual value totaling $80,000.

The following table shows certain equity metrics with respect to the Plan over the past three fiscal years, each ended December 31:

Key Equity Metrics	2012	2011	2010
Equity burn rate(1)	8.58%	7.74%	6.81%
Dilution(2)	18.48%	15.75%	6.86%
Overhang(3)	8.19%	6.56%	5.90%

(1)	Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the weighted number of common shares outstanding during the period.
(2)	Dilution is calculated by dividing the sum of (x) the number of shares subject to equity awards outstanding at the end of the fiscal year and (y) the number of shares available for future grants, by the number of common shares outstanding at the end of the fiscal year.
(3)	Overhang is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of common shares outstanding at the end of the fiscal year.

Our historic equity burn rates as set forth in the table above are significantly below the burn rate cap of 10.58% for non-Russell 3000 companies in our Global Industry Classification Standard Group, which covers companies in the pharmaceutical and biotechnology industry.

If approved, the issuance of the additional shares to be reserved under the amended Plan would dilute existing common stockholders by an additional 28.64% based on actual shares of common stock outstanding as of December 31, 2013, excluding shares underlying outstanding warrants and options to purchase common stock. This percentage would decrease to 7.27% if calculated based on the fully diluted shares of our common stock outstanding as of December 31, 2013, including shares underlying outstanding warrants and options to purchase common stock as of December 31, 2013 and also taking into account the preferred stock exercisable into common stock that we issued in April 2013.

The total aggregate equity value of the additional 500,000 authorized shares being requested under the amended Plan, based on the closing price of our common stock on the NASDAQ Capital Market on June 26, 2013 of $2.75 per share, is $1,375,000.

The following table provides information regarding the number of shares subject to outstanding awards and the number of shares available for future grants under the Plan as of May 31, 2013.

Number of Stock Options Outstanding	178,000
Weighted Average Exercise Price	$13.70
Weighted Average Remaining Term (in years)	8.33
Number of Shares Remaining for Future Grant under the Plan:	139,000
Number of Common Shares Outstanding	2,274,453

As of June 26, 2013, we are a small company with ten employees who are eligible to receive equity grants under the Plan. We also provide equity grants to key consultants from time to time. Following the completion of our most recent equity financing in April 2013, we expect our cash and cash equivalents to support our operations through the first quarter of 2014. As such, we believe it to be critically important to retain as much cash as possible for the operation of our business. Accordingly, the ability to provide equity compensation is a key factor in our ability to retain and motivate our employees and consultants. We believe that the burn rates set forth above indicate that we have been judicious and cautious in our use of equity grants, both in absolute terms and also by favorable comparison to the significantly higher burn rate for non-Russell 3000 companies in our Global Industry Classification Standard Group of 10.58%. If we are to retain the ability to motivate and incentivize our employees and consultants for the benefit of our company and our stockholders, we believe that we must have the ability to provide value in the form of equity compensation to those employees and consultants.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive employment market in which we operate, the board of directors believes that the size of the share reserve under the amended Plan is reasonable and necessary at this time.

Proposed Increase in Limit on Number of Awards Per Year

The proposed increase in the Annual Plan Limit (as defined below) to 200,000 shares is intended simply to restore the level of permissible awards to that which had been in place under our Plan prior to our recent reverse stock split, thus providing what the board of directors believes to be essential flexibility in making equity grants at a level that will provide adequate incentives.

On December 28, 2012, following receipt of stockholder approval at a meeting held on December 21, 2012, we implemented a reverse stock split of our common stock in a ratio of 1:12. As described in the proxy statement for that special meeting, this action was implemented in order to retain the listing of our common stock on the NASDAQ Capital Market. One of the consequences of the reverse stock split was a corresponding (1:12) reduction in the number of awards that we are permitted to grant to any one individual during a year (the “Annual Plan Limit”). Prior to the reverse stock split, the Annual Plan Limit was 200,000; as a result of the reverse stock split, by operation of the Plan, the Annual Plan Limit was reduced to 16,666.

As noted above, our board of directors believes that it is critical to have the flexibility to provide equity grants to our employees and consultants in order to retain and motivate them to provide superior performance for our company. In addition to what we believe to be the critical need for a form of compensation that allows us to retain as much cash as possible for the operation of our business, the Plan contains a number of provisions that we believe are consistent with the interests of shareholders, sound corporate governance practices and our equity compensation philosophy:

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Continued broad-based eligibility for equity awards with reasonable annual dilution. As noted above, our annual burn rate for 2012, 2011 and 2010 was 8.58%, 7.74% and 6.81%. Our three-year average burn rate was 7.71%. This is significantly below the burn rate cap of 10.58% for non-Russell 3000 companies in our Global Industry Classification Standard Group, which covers companies in the pharmaceutical and biotechnology industry. We intend to maintain responsible annual dilution levels related to our Plan.

•	No annual “evergreen” provision. The Plan authorizes a fixed number of shares, thereby requiring stockholder approval of any additional authorization of shares for issuance under the Plan.

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No discounted stock options. All stock options granted under the Plan must have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option is granted.

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No reload rights. Stock options granted under the Plan do not contain provisions entitling participants to automatic grants of additional stock options in connection with the exercise of the original option.

•	No repricing of equity awards. Under the Plan, no repricing of equity awards once issued may be made without first obtaining stockholder approval.

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Reasonable share counting provisions. In general, shares of common stock reserved for awards granted under the Plan that lapse or are canceled are added back to the share reserve available for future awards. However, shares of common stock tendered in payment of the exercise price of a stock option or shares of common stock withheld for the exercise price of a stock option or taxes are not available again for grant.

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Independent committee. The Plan is governed by the Compensation Committee, which consists of “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and which meets the director independence criteria of NASDAQ.

SUPPLEMENT TO PROPOSAL 5

Proposal 5 in the Proxy Statement is a non-binding, advisory vote to approve the compensation of our named executive officers, as set forth in the Proxy Statement. We are providing additional information about this proposal as set forth below.

The Compensation Committee of the Board most recently reviewed comparative base salary information for Dr. Peter Langecker, our Chief Executive Officer, in May 2013. The Compensation Committee reviewed comparative base salary information for five biotechnology companies also located in Northern California (except for Celsion Corporation, which is located in New Jersey): XOMA Corporation, Talon Therapeutics, Inc., InterMune, Inc., Maxygen, Inc., and Celsion Corporation. Based on this review, which indicated that Dr. Langecker’s base salary was substantially below those of the chief executive officers of the companies in the sample, the achievements of Dr. Langecker over the past fiscal year, and the fact that Dr. Langecker’s salary had not increased since he joined OXiGENE in June 2009 as Chief Development Officer, the Compensation Committee approved an increase from $350,000 to $375,000 in Dr. Langecker’s base salary. The members of our Compensation Committee believe, based on their experience with the compensation for chief executive officers of similarly situated companies in the biotechnology industry in Northern California with Dr. Langecker’s level of experience, that Dr. Langecker is compensated at a level that is below the median for his peer group.

The base salary of our only other current executive officer, Barbara Riching, was established at the time of her becoming our permanent Chief Financial Officer in February 2013, following her service as our interim Chief Financial Officer from July 2012 – February 2013. Ms. Riching is paid $8,292.31 per biweekly pay period for 80% of a full time equivalent position in this role. The members of our Compensation Committee believe, based on their experience with the compensation for chief financial officers of similarly situated companies in the biotechnology industry in Northern California with Ms. Riching’s level of experience, that Ms. Riching is compensated at a level that is below the median for her peer group.

Neither OXiGENE management nor the board of directors retained a compensation consultant in connection with the establishment of salaries for Dr. Langecker or Ms. Riching. OXiGENE believes that the experience and knowledge of the members of the Compensation Committee, combined with the need to maintain base salaries at a level that allows the retention of cash for the operation of our business, has resulted in judicious decisions regarding cash compensation.